Exhibit 99.1

Contacts:
Media:	Investor Relations:
Misty Zelent	Vikram Kini
(704) 896-5324, mzelent@irco.com	(414) 212-4753, vikram.kini@gardnerdenver.com

Ingersoll Rand Names Vikram Kini Senior Vice President, Chief Financial Officer and Kristen Actis-Grande as Vice President of Investor Relations and FP&A

Chief Financial Officer Emily Weaver leaving the company to pursue other opportunities

DAVIDSON, N.C. – June 15, 2020 – Ingersoll Rand Inc. (NYSE: IR) appointed Vikram “Vik” Kini today as its senior vice president and Chief Financial Officer, reporting to Vicente Reynal, Chief Executive Officer. Kini will be succeeded by Kristen Actis-Grande as vice president of investor relations and financial planning and analysis (FP&A). Emily Weaver, current Chief Financial Officer, is leaving to pursue other opportunities based on a mutual decision of her and the company, and not due to any dispute with the company or financial matter. Weaver will remain with the company through the end of the month to assist in the transition to Kini.

As senior vice president and CFO, Kini will oversee all finance and accounting, including controllership, tax, treasury, planning, and investor relations, as well as information technology.

Kini has an extensive financial background spanning nearly 20 years, which includes almost 10 years with Ingersoll Rand (formerly Gardner Denver) where he has held various senior positions across the organization, most recently leading the global FP&A organization and serving as the head of investor relations. During his time with the company, Kini has also served as the vice president of finance for the Industrials Segment and held leadership positions within treasury and IT. Prior to joining Ingersoll Rand in 2011, Kini held finance roles of increasing responsibility for General Electric and SABIC. Kini will relocate from Milwaukee to Davidson, N.C.

“Vik is an exceptionally talented leader with whom I have worked side-by-side since I started as CEO of Gardner Denver five years ago. He has held various critical roles at the company including as the finance lead during the integration planning and execution for the merger,” said Reynal. “Vik has broad financial experience and excellent management capabilities with knowledge of our business and all aspects of the finance and IT functions of a multi-faceted organization. For nearly a decade, Vik has served as a trusted advisor to leaders across our organization and will continue to be an integral leader in our efforts to execute our strategic plan to deliver both near and long-term value for our stockholders.”

Kristen Actis-Grande moves into the investor relations and FP&A role from the company’s Industrial Technologies and Services EMEIA business, where she has served as the vice president of finance since the merger, and previously served as the vice president of finance for the Ingersoll Rand Industrial Compression Technologies and Services business. A Manufacturing Institute STEP (Science, Technology, Engineering and Production) Ahead Award recipient, Actis-Grande joined Ingersoll Rand in 2003 and has held a range of finance roles across the organization, including financial reporting, management and commercial finance at the corporate and business unit levels. Actis-Grande, her wife and their triplets will remain based in Davidson, N.C.

“Kristen’s deep knowledge of the finance function combined with her understanding of business operations and strategy will be invaluable as we seek to build on the program Vik has developed and engage more deeply with the investor community,” said Reynal. “Since she joined the organization as part of the Accelerated Development Program, Kristen has demonstrated aptitude, leadership and agility, as she has taken on increasing roles of responsibilities across functions and businesses. I’m thrilled to have Kristen as a partner in this role and look forward to continued success under her stewardship.”

“These promotions will bring employees who represent Ingersoll Rand’s best qualities to our leadership team and bring increased value to our stockholders and clients,” Reynal noted. “They also serve as a testament to Ingersoll Rand’s proven approach to diversity and leadership talent development, succession and deployment, which is a key tenet of our strategy. I look forward to working alongside these outstanding individuals.”

About Ingersoll Rand Inc.

Ingersoll Rand Inc. (NYSE:IR), driven by an entrepreneurial spirit and ownership mindset, is dedicated to helping make life better for our employees, customers and communities. Customers lean on us for our technology-driven excellence in mission-critical flow creation and industrial solutions across 40+ respected brands where our products and services excel in the most complex and harsh conditions. Our employees develop customers for life through their daily commitment to expertise, productivity and efficiency. For more information, visit www.IRCO.com.

###